Exhibit 10.24
Amendment Agreement
Party A: Beijing Beike Yongfeng Technologies Development Co., Ltd.
Address: No.7, Fengxian Middle Road, Yongfeng Industry Base, Haidian District, Beijing
Legal Representative: Lu Xiaoming
Telephone: 58717521
Party B: RAE-KLH (Beijing) Technologies Co., Ltd.
Address: RAE-KLH Building, No.7, Fengxian Middle Road, Yongfeng Industry Base, Haidian District, Beijing, China
Legal Representative: Chen Yizhi
Telephone: 58858788
Party A and Party B are herein referred to as the “Parties” collectively and a “Party” respectively.
Whereas:
(a)	Party A and Party B entered into the Contract for Cooperative Development of the Project in Beijing Academy of Science and Technology Morden Manufacturing Technologies Park (II) (the “Cooperative Development Contract”) on July 10, 2003, which provides that Party A shall provide Party B a plot of land with an area of 11.9 Mu to invest and develop the real estate project. Party B has invested in and developed the project of 3# Building (the “Project”) in Beijing Academy of Science and Technology Morden Manufacturing Technologies Park and has borne all the development costs and apportionment expenses for the Project.

(b)	Party A has delivered to Party B two written statements (the “Written Undertaking”) respectively on February 22, 2005 and September 13, 2006 to undertake to complete the procedures for division of the state-owned land use rights for and on behalf of Party B in accordance with the laws of China, so as to assist Party B in obtaining the land use rights over the land for the Project and the ownership certificate for the building under the Project.

(c)	Party A has obtained the state-owned land use right certificate (Jing. Hai. Guo. Yong. (2004) No.3156) in its own name for the land under the Project and the ownership certificate (Jing. Fang. Quan. Zheng. Hai. Qi. Zi, No. 0060967) in its own name for the building under the Project.

(d)	The Parties has further negotiated about the matters regarding the Project, agreeing to revise the relevant terms of the Cooperative Development Contract and reach the unanimous agreement on the relevant matters.
Therefore, the Parties agree to revise the Cooperative Development Contract as follows:
Article 1 Amendment to the Cooperative Development Contract
1.1	The Parties confirm that Party A and Party B have performed all of its obligations under the Cooperative Development Contract to the extent permitted by Chinese laws and policies, but due to the failure to accomplish the purpose of the Cooperative Development Contract, the Parties reached the unanimous agreement to amend the Cooperative Development Contract.

1.2	Since Party B has paid all of the costs and expenses for the development of the Project in accordance with the Cooperative Development Contract, including but not limited to the expenses and fees for municipal public facilities, land exploration and survey, planning and design, construction work, environmental assessment, design of traffic arrangement, construction of road, landscaping, examination and approval, and registration and has used the Project up to the present. After taking into consideration comprehensively all relevant factors, the Parties agree that, Party A shall pay the economic compensation of RMB 55,000,000 to Party B, as Party A’s compensation to Party B for its handover of the building under the Project and payment of the aforesaid costs and expenses.
Article 2 Payment of Economic Compensation
2.1	The economic compensation under Article 1.2 hereof shall be paid through the following method:
(a)	Within 30 days of the effective date of this Agreement, Party A shall pay to Party B the first instalment of the economic compensation in the amount of RMB 30,000,000; and

(b)	The remaining compensation, in the amount of RMB 25,000,000 shall be paid up by Party A in two installments within two years after the effective date of this Agreement, among which, the first installment, in the amount of RMB20,000,00 shall be paid up by February 28, 2012, and the second installment, in the amount of RMB5,000,000 shall be paid by February 28, 2013.
2.2	The foregoing amount shall be paid into Party B’s following bank account:
Company Name: RAE-KLH (Beijing) Technologies Co., Ltd.
Opening Bank: Shangdi Branch, China Minsheng Bank
Account Number: 0110014170024784
Article 3 Compensation and Exemption; Tax and Expenses
3.1	From the effective date of this Agreement, Party A will own the land and the over-ground building. Party B shall bear all the obligations and undertake all the liabilities of any adverse effect arising out of or caused by matters attributable to Party B to the rights of Party A under this Agreement before the effectiveness of this Agreement. Except for the rights and obligations provided under this

Agreement or otherwise agreed by the Parties, neither Party A nor any of its director or employee shall require Party B to bear any obligation or liability of any nature on the Project in any name or for any reason, including any potential and future claim, requirement, appeal and request made by any third party.

3.2	The Parties confirm that they will undertake the taxes and fees arising from performance of this Agreement respectively in accordance with the relevant laws.
Article 4 Liabilities for Breach
4.1	If a Party is in breach of any provision of this Agreement and delays the performance of its obligation, such Party will be deemed as being in default under this Agreement. The liabilities of the defaulting party shall include the following: if the party delays to perform its obligation, the defaulting party shall pay the liquidated damages to the non-defaulting party at the rate of 0.5% of the overdue payment for each overdue day, and if the payment is overdue for more than 10 days, the non-defaulting party is entitled to terminate this Agreement and the defaulting party shall pay 20% of the economic compensation under this Agreement to non-defaulting party as liquidate damages. If Party A is in breach of this Agreement, Party B will not return the economic compensation and the liquidated damages for overdue payment already paid by Party A; if Party B is in breach of this Agreement, Party B shall promptly return the economic compensation already paid by Party A. If the amount of the liquidated damages (including that for overdue interests) is not sufficient to cover the economic losses incurred by the non-defaulting party, the non-defaulting party shall still have the right to claim compensation against the defaulting party.

4.2	Notwithstanding any provision to the contrary herein, any Party shall not be responsible to indemnify the other Party for any indirect or consequential losses incurred by the other Party as a result of such Party’s performance or non-performing of this Agreement.
Article 5 Dispute Resolution
5.1	This Agreement shall be governed by and constructed in accordance with the laws of the PRC.

5.2	Any dispute between the Parties arising from or in connection with the execution and performance of this Agreement shall be settled by the Parties through consultation. If any dispute fails to be settled within thirty (30) days after either Party requires the dispute to be settled through consultation by giving the other Party a notice, such dispute shall be submitted to the competent People’s Court where the Project locates.
Article 6 Miscellaneous
6.1	Subject to the laws of the PRC, any Party’s failure of exercising or delay in exercising any of its rights under this Agreement shall not operate as a waiver of such right, and a single or partial exercise of any right shall not prevent a subsequent further exercise of that or of any other right.

6.2	This Agreement shall take effect upon the execution by the authorized representatives of the Parties, and shall supersede any and all provisions which are not consistent with any provision in this Agreement in the Cooperative Development Contract or any prior written undertakings. This Agreement shall not be revised unless agreed in written by the Parties’ respective authorized representatives. The provisions in the Cooperative Development Contract shall be immediately amended upon the effective date of this Agreement. Except for the rights and obligations agreed in this Agreement, the Parties shall not request the other Party to perform any obligations under the Cooperative Development Contract.

6.3	If, pursuant to any law or public policy, any provision of this Agreement shall be held invalid, illegal or unenforceable, so long as the economic and legal nature of the transaction hereunder is not affected in a manner that is materially adverse to any Party, the remaining provisions of this Agreement shall continue in full force and effect. Once any provision of this Agreement shall be held invalid, illegal or unenforceable, the Parties shall consult in good faith with each other to revise this Agreement in a manner acceptable to the Parties so that the transaction hereunder will be completed in a manner that reflects the original intent of the Parties to the fullest extent.

6.4	This Agreement shall be executed in two (2) copies, which shall be equally authentic. Each Party shall hold one (1) copy of this Agreement.

Amendment Agreement
(signature page)
Party A: Beijing Beike Yongfeng Technologies Development Co., Ltd.

Authorized Representative:	/s/ Xie Wei
Name: Xie Wei
Title: General Manager
Party B: RAE-KLH (Beijing) Technologies Co., Ltd.

Authorized Representative:	/s/ Yongbiao Qian
Name: Yongbiao Qian
Title: General Manager
Date: May 26, 2011

Place: Yongfeng industrial park